Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of
Financial Institutions, Inc.:
We consent to the use of our reports dated March 11, 2008, with respect to the consolidated statements of financial condition of Financial Institutions, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Buffalo, New York
January 20, 2009